Exhibit 10.3

EXECUTION VERSION

AGENCY AND ADVISORY AGREEMENT

DATED SEPTEMBER 25, 2013

Between

TESORO HAWAII, LLC

and

BARCLAYS BANK PLC

Allen & Overy LLP

THIS AGENCY AND ADVISORY AGREEMENT (the Agreement) is dated as of September 25, 2013 and is entered into

BETWEEN:

(1)	TESORO HAWAII, LLC, a Hawaii limited liability company (the Company); and

(2)	BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (Barclays).

WHEREAS:

(A)	Barclays has entered into one or more crude supply agreements (the Crude Agreements) with one or more crude oil suppliers (the Crude Suppliers) pursuant to which Barclays may purchase Crude Oil (defined below) from the Crude Suppliers from time to time during the term of the applicable Crude Agreements.

(B)	Further, Barclays has also entered into certain transactions with the Company designed to:

1.	Purchase from the Company the volume of Crude Oil and the volume of Products (defined below) in the Facilities (defined below) on the date hereof (the Initial Purchase Inventory) pursuant to the Initial Purchase Confirmations (defined below); and

2.	Supply to the Company Crude Oil purchased under the Crude Agreements and deliver to and receive from the Company Products under a master exchange mechanism, all pursuant to an ISDA Master Agreement (defined below) (including certain Confirmations (defined below)). The above list of documents entered into between the Parties is not an exhaustive list as the Parties have entered into other documents and may enter into other documents in the future.

(C)	Pursuant to this Agreement, and in connection with the transactions described above, the Company has offered to provide certain agency and advisory services to Barclays in connection with its arrangements with the Crude Suppliers under the Crude Agreements.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following terms used in this Agreement have the meanings ascribed to them below:

Affiliate has the meaning given to it in the Framework Agreement.

Agency and Advisory Services means the agency, advisory and facilitation services to be provided by the Company to Barclays, as more fully described in Section 3 (Agency and Advisory Services).

Agency and Advisory Services Fee has the meaning given in Section 4 (Agency and Advisory Services Fees)

Applicable Law has the meaning given to it in the Services Agreement.

Barclays Authorization has the meaning given to it in the Framework Agreement.

Barclays’ Inventory means any Inventory that Barclays owns or in which Barclays has any beneficial or legal title (including, for the avoidance of doubt, to the extent of its interest in commingled Inventory under the Storage and Services Agreement) as a result of or in connection with the transactions or matters contemplated under or pursuant to the Transaction Documents (including, for the avoidance of doubt, any Inventory that is processed on a tolling basis pursuant to the Storage and Services Agreement) and any substances in any such Inventory.

Company Authorization has the meaning given to it in the Framework Agreement.

Confirmations has the meaning given to it in the Framework Agreement.

Contract has the meaning given to it in the applicable Crude Agreement.

Crude Agreements has the meaning given to it in Recital A to this Agreement.

Crude GTCs has the meaning given to it in the Services Agreement.

Crude Oil has the meaning given to it in the Framework Agreement.

Crude Suppliers has the meaning given to it in Recital A to this Agreement.

Defaulting Party has the meaning given to it in Section 8.2(a) (Suspension and Termination).

Delivery Date has the meaning given to it in the Framework Agreement.

Environment has the meaning given to it in the Framework Agreement.

Environmental Approval has the meaning given to it in the Framework Agreement.

Environmental Claim has the meaning given to it in the Framework Agreement

Environmental Law has the meaning given to it in the Framework Agreement.

Environmental Matter has the meaning given to it in the Framework Agreement.

Event of Default means the occurrence of one of the events or circumstances described in Section 8.1 (Default).

Facilities has the meaning given to it in the Framework Agreement.

Final Termination Date means (a) the last day of the Initial Term or (b) such later date to which the Term may be extended pursuant to Section Error! Reference source not found..

Force Majeure has the meaning given to it in the Storage and Services Agreement.

Framework Agreement has the meaning given to it in the Services Agreement.

Gallon has the meaning given to it in the Services Agreement.

Good Industry Practice has the meaning given to it in the Framework Agreement.

Governmental Authority has the meaning given to it in the Framework Agreement.

Hilo Terminal has the meaning given to it in the Framework Agreement.

Initial Purchase Confirmations has the meaning given to it in the Framework Agreement.

Initial Purchase Date has the meaning given to it in the Framework Agreement.

Initial Purchase Inventory has the meaning given to it in Recital B to this Agreement.

Initial Term has the meaning given to it in Section 2.1(a) (Term).

Inventory has the meaning given to it in the Framework Agreement.

Inventory Document has the meaning given to it in the Framework Agreement.

ISDA Master Agreement has the meaning given to it in the Framework Agreement.

Local Business Day has the meaning given to it in the Services Agreement.

Losses has the meaning given to it in the Framework Agreement.

Marine Vessel has the meaning given to it in the Services Agreement.

Material Adverse Effect has the meaning given to it in the Framework Agreement.

On-Site Tanks has the meaning given to it in the Framework Agreement.

Party means any party to this Agreement, and Parties shall mean both of the parties to this Agreement.

Performing Party has the meaning given to it in Section 8.2(a) (Suspension and Termination).

Products has the meaning given to it in the Framework Agreement.

Refinery has the meaning given to it in the Framework Agreement.

Release has the meaning given to it in the Framework Agreement.

Security Interest has the meaning given to it in the Framework Agreement.

Storage and Services Agreement has the meaning given to it in the Framework Agreement.

Subsidiary has the meaning given to it in the Framework Agreement.

System has the meaning given to it in the Framework Agreement.

Tank has the meaning given to it in the Storage and Services Agreement.

Term means the period of time from the first effective day of this Agreement to (and including) the date of termination hereof.

Terminals has the meaning given to it in the Framework Agreement.

Termination Date has the meaning given to it in Section 8.2(a) (Suspension and Termination).

Transaction Documents has the meaning given to it in the Framework Agreement.

1.2	Interpretation

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement or re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes properties, revenues and rights of every description, including accretions and additions thereto;

(iii)	an authorization includes an authorization, consent, approval, resolution, permit, license, exemption, filing, registration or notarization;

(iv)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organization or other entity whether or not having separate legal personality;

(v)	disposal means a sale, transfer, assignment, grant, conveyance, lease, license, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vi)	control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise;

(vii)	the term law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, writ, judgment, or injunction or request of any court or other governmental, inter-governmental or supranational body, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), having the force of law;

(viii)	a regulation includes any regulation, rule, official directive or request having the force of law of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(ix)	an Event of Default being outstanding means that it has not been remedied or waived;

(x)	references to Recitals, Sections, paragraphs or Schedules are to the recitals, sections, paragraphs and schedules of this Agreement;

(xi)	all headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement;

(xii)	the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import;

(xiii)	all references to days and months mean calendar days and months;

(xiv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xv)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xvi)	a reference to any agreement, document or security (including this Agreement) includes (without prejudice to any prohibition on amendments) any amendment or supplement to or renewal or restatement of to that agreement, document or security;

(xvii)	the singular includes the plural and vice versa and each gender includes the other gender;

(xviii)	any reference to any law or regulation or provision thereof shall be a reference to the same as extended, applied, amended, supplemented, restated or re-enacted from time to time and includes any subordinate legislation; and

(xix)	the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Local Business Day, the period will end on the next Local Business Day in that month (if there is one) or the preceding Local Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Local Business Day in that month; and

(iii)	notwithstanding paragraph (i) above, a period which commences on the last Local Business Day of a month will end on the last Local Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement; and

(ii)	an amount in U.S. Dollars is payable only in U.S. Dollars.

(d)	The Recitals contained in the “Whereas” section (as detailed on page 1 of this Agreement) are hereby incorporated into this Agreement in full.

2.	TERM OF AGREEMENT

2.1	Term

(a)	Subject to the remainder of this Section 2.1 this Agreement shall be effective for the same period or periods in which the Storage and Services Agreement is effective (Term).

(b)	Notwithstanding anything contained in this Section but subject to Section 8.2 (Suspension and Termination), the Term of this Agreement shall not expire and this Agreement shall not terminate before Barclays certifies that all of Barclays’ Inventory has been removed from the System and it has not entered into any contract for Inventory to be delivered to the System that has not then been delivered.

3.	AGENCY AND ADVISORY SERVICES

3.1	Advice and recommendations

(a)	During the Term, the Company shall:

(i)	provide advice to Barclays in relation to the purchase of Crude Oil; and

(ii)	provide advice to Barclays in relation to specific cargoes of Crude Oil that would be appropriate for storage at the Facilities under this Agreement.

(b)	Barclays shall be under no obligation to enter into any transaction proposed in any recommendation, proposal or advice given to it by the Company.

(c)	Barclays shall not be liable in relation to any Losses suffered or incurred by the Company as a result of Barclays not entering into any transaction proposed in any recommendation, proposal or advice given to it by the Company pursuant to this Section 3.1.

3.2	Appointment as agent for specified purposes

(a)	Subject to the remainder of this Section 3.2, Barclays hereby appoints the Company, with effect from the date of this Agreement, to act as its sole and exclusive agent during the Term for the following purposes:

(i)	to liaise with Crude Suppliers as necessary for the performance of the Agency and Advisory Services in respect of Barclays’ Inventory;

(ii)	with respect to discussions and negotiations with any Crude Supplier for additional vessel insurance, regulations at the loading terminal and/or discharge port, delays, and quality and quantity under the applicable Crude GTCs (which are incorporated into each Contract);

(iii)	to engage in all discussions and negotiations with any Crude Supplier in respect of any claims, demands or debts relating to delays and quality and quantity under the applicable Crude GTCs by either Barclays or the Company; and

(iv)	to exercise Barclays’ rights relating to additional vessel insurance and regulations at the loading terminal and/or discharge port under the applicable Crude GTCs incorporated into any Contract.

(b)	The Company shall, promptly upon request from Barclays, provide Barclays with such information as Barclays may reasonably request relating to its discussions and negotiations with Crude Suppliers.

(c)	The Company’s authority as agent under this Section 3.2 shall be strictly limited to the scope set out in Section 3.2(a) above. Except as detailed in Section 3.2 and to complete the actions within the scope of the Company’s agency as set forth in Section 3.2(a) above, the Company shall have no authority, nor may the Company represent itself as having the authority, without Barclays’ prior written consent in each instance, to:

(i)	modify or agree to modify any rights of Barclays;

(ii)	compromise, waive or amend any right of Barclays under any Contract or incur any obligation or liability on Barclays’ behalf;

(iii)	bind or commit Barclays to any obligation, commitment, contract, course of action or forbearance;

(iv)	settle or agree any liability payable by Barclays under any Contract; or

(v)	delegate, transfer or assign any of the rights or obligations granted to or assumed by the Company under this Section 3.2.

(d)	For the avoidance of doubt, the Company is not authorized to act on behalf of Barclays in connection with the Crude Agreements other than to the extent expressly authorized under this Section 3.2.

3.3	Obligations as service provider

(a)	The Company agrees that it shall take the following actions as necessary in furtherance of performance of the Company’s obligations under this Agreement:

(i)	engage with Crude Suppliers, port personnel, customs brokers and U.S. Customs & Border Protection, including inspectors, to ensure proper delivery of Crude Oil destined for the On-Site Tanks and the Refinery and of finished Product to and among Facilities;

(ii)	advise Barclays of changes that the Company becomes aware of from time to time to industry standard specifications and specifications of exchanges, in each case relating to inventory of the same description as the Inventory;

(iii)	review Marine Vessel nominations and documentation for Marine Vessels nominated by Barclays or its supplier to discharge at the Facilities to determine whether such vessel satisfies the criteria for discharge at the Facilities in accordance with the applicable warranties contained in the Crude Agreements;

(iv)	maintain complete and accurate records relating to its material discussions and negotiations with Crude Suppliers; and

(v)	promptly forward to Barclays the original or a copy of any document which is delivered to the Company in connection with its role as agent herein or as service provider under this Section 3.2.

(b)	The Company further agrees that it shall not:

(i)	except as authorized by Barclays, perform any acts which will, or act in a way which would reasonably be expected to result in any liabilities to be incurred by Barclays;

(ii)	engage in any conduct which would reasonably be expected to adversely affect Barclays’ Inventory; or

(iii)	authorize or purport to authorize release from any Facilities of any Inventory owned by Barclays without express instruction from Barclays.

3.4	Standard of care

(a)	Except as provided in this Section 3 (Agency and Advisory Services), nothing in this Agreement makes the Company a trustee or fiduciary for Barclays. Nothing in this Agreement makes Barclays a trustee or fiduciary for the Company. Barclays need not hold in trust any moneys paid to it for the Company or be liable to account for interest on those moneys.

(b)	During the Term, the Company shall:

(i)	exercise all reasonable care and skill and act diligently and in good faith on behalf of Barclays; and

(ii)	act towards Barclays conscientiously and in good faith and not allow its interests (including in its dealings with third parties and any rights it may have in respect of Barclays’ Inventory) to conflict with the duties that it owes to Barclays under this Agreement.

4.	AGENCY AND ADVISORY SERVICES FEES

For the Agency and Advisory Services provided under this Agreement, Barclays shall owe to Company a flat monthly fee of $10,000 (the Agency and Advisory Services Fee).

5.	REPRESENTATIONS AND WARRANTIES

(a)	Each Party represents and warrants to the other on the date of this Agreement and on the Initial Purchase Date, as follows:

(i)	It has the corporate, governmental and other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.

(ii)	The execution, delivery and performance of this Agreement, and the transactions contemplated by this Agreement, by it do not and shall not violate or conflict with any Applicable Law applicable to it or any of its assets, any provision of its constitutional documents or any contracts binding on or affecting it or any of its assets.

(iii)	All Company Authorizations or Barclays Authorizations, as applicable, that are required to have been obtained or effected by it in respect of this Agreement and the Parties’ performance of their respective obligations have been obtained or effected and are in full force and effect on the date they are required.

(iv)	This Agreement constitutes its legally binding, valid and enforceable obligation (subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Framework Agreement).

(v)	No Event of Default where it is the Defaulting Party or any event or circumstance which with notice or the passage of time would constitute an Event of Default where it is the Defaulting Party has occurred and is continuing.

(b)	The Company represents and warrants to Barclays on the date of this Agreement and on each date during the Term as follows:

(i)	It is a limited liability company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the power to own its assets and carry on its business as it is being conducted.

(ii)	The System and all components thereof are in good serviceable condition and have been maintained and operated in a manner which complies in all material respects with Good Industry Practice; the System and all components thereof are structurally sound; it and the facilities that shall be used for the Agency and Advisory Services provided by it under this Agreement are in material compliance with all Applicable Laws and such facilities are suitable for the purposes for which they are to be utilized under this Agreement; and save as disclosed it is not aware of any leak in any tank, pipeline or other plant or equipment, or of any other situation in the System or any component thereof which could cause Barclays to incur material Losses or otherwise be materially detrimental to Barclays’ interests.

(iii)	It has good title to, or freedom to use under any Applicable Laws, the System and all components thereof.

(iv)	There are no existing or threatened labor disputes at the Refinery or the Facilities that could interfere with its performance under this Agreement, and there is no litigation, arbitration, regulatory action or administrative proceeding current or, to its knowledge, pending or threatened, that could have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

(v)	It is not aware of any fact or circumstance with respect to itself, the System or any component thereof which, if disclosed, would be reasonably likely to cause reputational harm to the Company or to Barclays.

(c)	Where a representation and warranty is made after the date of this Agreement under paragraph 5(a) or (b) above it is made by reference to the facts and circumstances then existing.

6.	FORCE MAJEURE

6.1	Relief from performance

(a)	No Party shall be liable to any other Party if it is rendered unable by an event of Force Majeure to perform, in whole or in part, any obligation or condition of this Agreement, provided that:

(i)	the Company shall be released from any such obligation only to the extent Barclays is or would be excused from performance thereof as a result of Force Majeure under the ISDA Master Agreement or the Crude Agreements, as applicable, for so long as the event of Force Majeure exists and to the extent such performance is hindered by the Force Majeure; and

(ii)	the entity unable to so perform shall use commercially reasonable efforts (and for the Company, in accordance with Good Industry Practice), to avoid, overcome or ameliorate the event of Force Majeure.

(b)	During the period that performance by the Company of the whole or part of any obligation has been suspended by reason of an event of Force Majeure pursuant to paragraph 6.1(a) above, Barclays likewise may suspend the performance (including payment) of the whole or part of its obligations to the extent that such suspension is commercially reasonable.

6.2	Notice of Force Majeure

(a)	If the Company is unable to perform due to an event of Force Majeure, it shall notify Barclays within one (1) Business Day of becoming aware of the occurrence of Force Majeure, including all such known details and expected duration of the Force Majeure and the volume of Inventory affected. The Company also shall promptly notify Barclays when the Force Majeure ends.

(b)	If Barclays is unable to perform due to an event of Force Majeure, Barclays shall notify the Company within one (1) Business Day of becoming aware of the occurrence of Force Majeure, including all such known details and expected duration of the Force Majeure and the volume of Inventory affected. Barclays also shall promptly notify the Company when the Force Majeure ends.

7.	LIMITATION

Subject to Section 9 (Specific Performance) of this Agreement, neither Party is liable to the other in any way for loss of use, loss of profit or incentive payments, loss of production or business interruption or for any kind of incidental, indirect, consequential or punitive loss or damage, which is connected with any claim arising under this Agreement or the subject matter of this Agreement (howsoever caused).

8.	DEFAULT AND TERMINATION

8.1	Default

Notwithstanding any other provision of this Agreement, an Event of Default shall occur in respect of this Agreement when:

(a)	A Party fails to make payment when due under this Agreement within two (2) Business Days of a written demand therefor (excluding any payment that is the subject of a good faith dispute but only to the extent of such disputed amount).

(b)	Either Party fails to perform any obligation under this Agreement:

(i)	in the case of an obligation under Section 3 (Agency and Advisory Services)), in all material respects;

(ii)	in the case of an obligation under any other provision of this Agreement, in any material respect, provided that such failure to perform has or could be reasonably expected to have a Material Adverse Effect, which is not cured within ten (10) Business Days from the earlier of (i) the date that such Party receives notice that corrective action is needed and (ii) the date such Party becomes aware of such failure, or if curing such non-compliance reasonably requires more than ten (10) Business Days, then the defaulting Party commences such cure within such ten (10) Business Day period and diligently prosecutes and completes such cure within thirty (30) days thereafter.

8.2	Suspension and Termination

(a)	Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default, the Party which is not in default (the Performing Party) shall in its sole discretion and upon five (5) Business Days’ notice to the Party in default (the Defaulting Party), be entitled to terminate this Agreement effective upon the date specified in such notice (a Termination Date).

Upon the occurrence of an Event of Default in respect of which the Defaulting Party is in default, the Performing Party may suspend its performance under this Agreement until such time as the default has been remedied. This Agreement may be terminated for default only as a consequence of termination of the Storage and Services Agreement in accordance with its terms.

(b)	Paragraph (a) is the sole and exclusive circumstance in which this Agreement shall terminate prior to the expiry of the Term.

9.	SPECIFIC PERFORMANCE

The Parties agree that the failure of the Defaulting Party to comply with the terms of this Agreement will cause irreparable injury to the Performing Party, which may not properly or adequately be compensated by the mere payment of money. The Parties agree, therefore, that upon the occurrence of an Event of Default, the Performing Party, in addition to any other remedies that may be available to the Performing Party, shall have the right to obtain from any competent court an order that the terms of this Agreement be specifically enforced.

10.	ASSIGNMENT AND CHANGES TO THE PARTIES

(a)	Subject to Section 10(c) below, either Party may assign, transfer, sub-contract or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any purported assignment, transfer, sub-contract or delegation in violation of this provision shall be void and of no effect.

(b)	Without prejudice to Section 10(a) above, in the event of any assignment by the Company, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement, unless Barclays otherwise agrees in writing.

(c)	Barclays may (i) at its discretion assign, transfer or delegate to any of its Subsidiaries any of its rights or obligations under this Agreement without the prior written consent of the Company, and (ii) at any time pledge or grant a Security Interest in all or any portion of its rights under this Agreement to secure obligations of Barclays, including any pledge or assignment to a U.S. Federal Reserve Bank, and the provisions in this Section (other than the provisions of this subsection) shall not apply to any such pledge or grant of a Security Interest. Notwithstanding the foregoing, in the event of any assignment, pledge or grant by Barclays as contemplated in this Section 10(c), Barclays shall not, to the extent permissible by law, assign, grant or pledge any rights that are greater than or in violation of Barclays’ rights under this Agreement.

11.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.	NOTICES

12.1	In writing

(a)	Any communication in connection with this Agreement shall be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving the communication, by email or any other electronic communication.

(b)	For the purpose of this Agreement, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Agreement shall be given in writing.

12.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Agreement are set out in paragraph (b) below.

(b)	The contact details of the Company for this purpose are:

Address:	Tesoro Hawaii, LLC
One Memorial City Plaza
800 Gessner Road, Suite 875
Houston, Texas 77024
Fax number:	+1 832 565 1207
Email:	btarzwell@txnenergy.com
Attention:	Brice Tarzwell, Chief Legal Officer

(c)	The contact details of Barclays for this purpose are:

(i)	for all legal notices:

Address:	Barclays Bank PLC
Attention: Americas, General Counsel
745 Seventh Avenue
New York, NY 10019
USA

with a copy to

Address:	Barclays Bank PLC
Attention:	Commodity Linked Finance
745 Seventh Avenue
New York, NY 10019
USA
Attention:	John Eleoterio
Phone:	+1 212 412 1586
Fax Number:	+1 866 395 4482
Email:	ProjectSurfNotices@barclayscapital.com

(ii)	for formal notices:

Address:	Barclays Bank PLC
Attention: Commodity Linked Finance
745 Seventh Avenue
New York, NY 10019
USA
Attention:	John Eleoterio
Phone:	+1 212 412 1586
Fax number:	+1 866 395 4482
Email:	ProjectSurfNotices@barclayscapital.com

with a copy to

Address:	Barclays Bank PLC
Attention:	Americas, General Counsel
745 Seventh Avenue
New York, NY 10019
USA

(iii)	for all operational matters:

Address:	Barclays Bank PLC
1301 McKinney (Suite 300)
Houston, TX 77010
USA
Switchboard	+1 713 401 6800
Email:	ProjectSurfNotices@barclayscapital.com
Attention:	Oil Logistics Department

For urgent matters requiring immediate attention:

Attention:	David Wilson
Telephone:	+ 1 713 401 6790 (Office)
Telephone:	+1 210 365 7427 (Mobile)
Email:	david.b.wilson@barclays.com

Attention:	Karen Snow
Telephone:	+1 713 401 6792 (Office)
Telephone:	+1 646 937 3430 (Mobile)
Email:	karen.snow@barclays.com

(d)	Any Party may change its contact details by giving five (5) Local Business Days’ notice to the other.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

12.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by email or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to Barclays will only be effective on actual receipt by it.

13.	LANGUAGE

(a)	Any notice given in connection with this Agreement shall be in English.

(b)	Any other document provided in connection with this Agreement shall be:

(i)	in English; or

(ii)	(unless Barclays otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

14.	SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

15.	RIGHTS AND REMEDIES CUMULATIVE; EFFECT OF WAIVERS

The rights of the Parties under this Agreement (a) may be exercised as often as necessary, (b) are cumulative and not exclusive of its rights under law or in equity, and (c) may be waived only in writing and specifically. Delay in exercising or non-exercise of any right is not a waiver of that right. Any waiver, consent or amendment by a Party shall be effective only in the specific instance and for the specific purpose for which it was given and shall not entitle the other Party to any further or subsequent waiver, consent or amendment.

16.	COMPLETE AGREEMENT

(a)	This Agreement, and the documents referred to in it, contains the complete agreement between the Parties on the matters to which it relates and supersedes all prior commitments, agreements and understandings, whether written or oral, on those matters. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

(b)	Each Party:

(i)	acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party at any time before the signature of this Agreement; and

(ii)	waives all rights and remedies which, but for this paragraph 16(b)(ii), might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

(c)	Nothing in the preceding paragraph limits or excludes any liability for fraud.

17.	AMENDMENT

This Agreement may not be altered, amended, modified or otherwise changed in any respect except in writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by all Parties.

18.	SURVIVAL

(a)	This Section 18 and the following provisions of this Agreement (and any defined terms, Section and/or Schedules referred to in them and/or necessary in order to give effect to them) including all rights and obligations arising under those provisions will survive termination or expiration of this Agreement and shall continue in full force and effect notwithstanding termination of this Agreement:

(i)	Sections 20 (Governing Law) and 21 (Enforcement); and

(ii)	the obligations of each Party that are required to take effect on or give effect to termination or the consequences of termination or which by their very nature shall survive termination.

(b)	Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches and, for the avoidance of doubt but subject to the terms of this Agreement, any rights or obligations under this Agreement in respect of transactions entered into up to and including the date of termination or expiration of this Agreement.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20.	GOVERNING LAW

This Agreement, the relationship between the Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship shall be governed by and construed in accordance with the laws of the State of New York, including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction.

21.	ENFORCEMENT

21.1	Jurisdiction

The Parties irrevocably submit to the exclusive jurisdiction of any New York State or U.S. Federal court sitting in the City and County of New York for the settlement of any dispute in connection with this Agreement. The New York courts are the most appropriate and convenient courts to settle any such dispute and each Party waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

21.2	Waiver of immunity

Each Party irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Party against the other Party in relation to this Agreement;

(b)	consent generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

21.3	WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY INVENTORY DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY INVENTORY DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

[SIGNATURE PAGES FOLLOW]

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement and is effective as of the date set forth above.

TESORO HAWAII, LLC

By:	/s/ Geoffrey Beal
	Name:	Geoffrey Beal
	Title:	Vice President and Treasurer

[Signature Page to Agency and Advisory Agreement]

BARCLAYS BANK PLC

By:	/s/ John Eleoterio
	Name:	John Eleoterio
	Title:	Managing Director

[Signature Page to Agency and Advisory Agreement]